Pursuant to Rule 424(b)(3)
Registration No. 333-167737

“Effective July 12, 2011, the nominal value of the Shares changed to Euro 0.05 per Share. “

OVERSTAMP:  Effective October 17, 2011, each American Depositary Share represents forty (40) Shares

EXHIBIT A

THE RIGHTS OF HOLDERS OF RECEIPTS TO DIRECT THE VOTING OF SHARES MAY BE RESTRICTED AS DESCRIBED IN ARTICLE 22 BELOW

___________________________________
AMERICAN DEPOSITARY SHARES, (Each American Depositary Share represents four (4) depositary Shares

THE BANK OF NEW YORK
AMERICAN DEPOSITARY RECEIPT FOR UNITS OF ORDINARY
STOCK OF THE NOMINAL VALUE 0.64 EUROS EACH OF THE
GOVERNOR AND COMPANY OF THE BANK OF IRELAND
(A CORPORATION ORGANIZED AND
EXISTING UNDER THE LAWS OF IRELAND)

The Bank of New York, as depositary (hereinafter called the "Depositary"), hereby certifies that ______________________________, or registered assigns IS THE HOLDER OF _____________________________

AMERICAN DEPOSITARY SHARES

representing deposited units of Ordinary Stock (herein called "Shares") of the Governor and Company of the Bank of Ireland, a corporation organized and existing under the laws of Ireland (herein called the "Bank").  At the date hereof, each American Depositary Share represents 4 Shares deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the office of the Bank of Ireland, International Financial Services Centre, Anderson House, 1 Harbourmaster Place, Dublin 1, Ireland (herein called the "Custodian").  The Depositary's Corporate Trust Office is located at a different address than its principal executive office.  Its Corporate Trust Office is located at 101 Barclay Street, New York, N.Y. 10286, and its principal executive office is located at One Wall Street, New York, N.Y. 10286.

THE DEPOSITARY'S CORPORATE TRUST OFFICE ADDRESS IS
101 BARCLAY STREET, NEW YORK, N.Y. 10286

- # -

1.

THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue of American Depositary Receipts (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of November 28, 1995, as amended and restated as of September 6, 1996, as further amended and restated as of July 19, 1999 (herein called the "Deposit Agreement"), by and among the Bank, the Depositary, and all Holders from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof.  The Deposit Agreement sets forth the rights of Holders of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities").  Copies of the Deposit Agreement are on file at the Depositary's Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.  Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement

2.

SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided in this Receipt and payment of all taxes, duties and other governmental charges payable in connection with delivery of Deposited Securities against surrender of Receipts, and subject to the terms and conditions of the Deposit Agreement, and the Charter and Bye-Laws of the Bank, the Holder hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued. Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of the Holder hereof or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer and (b) any other securities, property and cash to which such Holder is then entitled together with any transfer or assignment related thereto given pursuant to Section 2.02 of the Deposit Agreement in respect of this Receipt. Such delivery will be made at the option of the Holder hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at  the Corporate Trust Office of the Depositary shall be at the risk and expense of the Holder hereof.

3.

TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at its Corporate Trust Office by the Holder hereof in person or by a duly authorized attorney, upon surrender of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law;  provided that the Depositary may close the transfer books, at any time or from time to time, after consultation with the Bank, when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Bank, subject in all cases to Section 7.08 of the Deposit Agreement and Article 23 hereof.  This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or transfer or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax, duty or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax, duty or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such reasonable regulations (if any) the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, Article 23.

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Bank at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, the Charter or Bye-Laws of the Bank or this Receipt, or for any other reason, subject to the provisions of the following sentence and of Section 7.08 of the Deposit Agreement.  Notwithstanding any other provision of the Deposit Agreement and this Receipt, the surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Bank or the deposit of Shares in connection with voting at a General Court of Stockholders, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any Irish, U.S. or other applicable foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

4.

LIABILITY OF HOLDER FOR TAXES.

If any tax, duty or other governmental charge shall become payable by the Depositary or the Custodian or its nominee with respect to any Receipt or any Deposited Securities represented hereby, such tax, duty  or other governmental charge shall be payable by the Holder hereof to the Depositary.  The Depositary may refuse to effect registration of any transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any cash dividends or other cash distributions in respect of such Deposited Securities, or may sell for the account of the Holder hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such cash dividends or other cash distributions or the proceeds of any such sale in payment of any such tax, duty or other governmental charge and the Holder hereof shall remain liable for any deficiency.

5.

WARRANTIES OF DEPOSITORS.

Every person depositing Shares hereunder and under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued, fully paid, non-assessable, and that any pre-emptive rights of the holders of outstanding Shares were validly waived or exercised and that the person making such deposit is duly authorized so to do.  Every such person shall also be deemed to represent (i) that the Shares presented for deposit are not, and the Receipts issuable upon such deposit will not be, restricted securities within the meaning of Rule 144(a)(3) under the Securities Act of 1933 and (ii) that the deposit of such Shares and the sale of Receipts evidencing American Depositary Shares representing such Shares by that person does not and will not violate the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6.

FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Holder of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Bank or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper or as the Bank may require by written request to the Depositary or the Custodian.  The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities pertaining to such Receipt until such proof or other information is filed or such certificates are executed or such representations and warranties made.  No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by the appropriate body, if any, governing the regulation of currency exchange under Irish law.

7.

CHARGES OF DEPOSITARY.

The Bank agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Bank from time to time.  The Depositary shall present its statement for such charges and expenses to the Bank in arrears once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Bank or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), whichever applicable: (1) taxes, duties and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Bank or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee not in excess of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Sections 2.03, 4.03, 4.04 or 4.05 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.05 or 6.02 of the Deposit Agreement, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement including, but not limited to Sections 4.01 through 4.05 thereof, (7) a fee not in excess of $1.50 or less per certificate for a Receipt or Receipts for transfers made pursuant to the terms of a Deposit Agreement and (8) a fee for the distribution of proceeds of sales of securities or rights pursuant to Sections 4.02, 4.03 or 4.04, respectively, of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit by Holder of securities (for purposes of this clause 8 treating all such securities as if they were Shares) or Shares received in exercise of rights distributed to them pursuant to Sections 4.02, 4.03 or 4.04, respectively, but which securities or rights are instead sold by the Depositary and the net proceeds distributed.

8.

LOANS AND PRE-RELEASE OF SHARES AND RECEIPTS.

Notwithstanding Section 2.03 of the Deposit Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement ("Pre-Release").  The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released.  The Depositary may receive Receipts in lieu of Shares in satisfactory of a Pre-Release.  Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts are to be delivered that such person, or its customer, owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The number of American Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited hereunder; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.

TITLE TO RECEIPTS.

Title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument;  provided, however, that the Bank and the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes.

10.

VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary and, if a Registrar (other than the Depositary) for the Receipts shall have been appointed, countersigned by the manual or facsimile signature of a duly authorized signatory of the Registrar or any co-registrar.

11.

REPORTS; INSPECTION OF TRANSFER BOOKS.

The Bank is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files certain reports with the Securities and Exchange Commission (hereinafter called the "Commission").

Such reports and communications will be available for inspection and copying at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by Holders of Receipts at its Corporate Trust Office any reports and communications, including any proxy material, received from the Bank which are both (a) received by the Depositary or its nominee or nominees as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Bank.  The Depositary will also send to Holders of Receipts copies of such reports when furnished by the Bank pursuant to the Deposit Agreement.  Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Bank shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.

The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Holders of Receipts provided that such inspection shall not be for the purpose of communicating with Holders of Receipts in the interest of a business or object other than the business of the Bank or a matter related to the Deposit Agreement, the Charter and Bye-Laws of the Bank or the Receipts.

12.

DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary receives any cash dividend or other cash distribution by the Bank on any Deposited Securities in a currency other than Dollars, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, promptly convert such dividend or distribution into dollars and will distribute the amount thus received (net of the expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement, if applicable), to the Holders of Receipts entitled thereto; provided, however, that in the event that the Bank or the Depositary is required to withhold and does withhold from such cash dividend or such other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Holders of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

A failure by a Holder to comply with the provisions outlined in Section 3.04 of the Deposit Agreement may result in retention by the Bank of the dividends otherwise payable on the Default Shares (as defined in Article 22 hereof) held by that Holder and the rights described in this Section 4.01 of the Deposit Agreement to receive dividends payable on Deposited Securities underlying such Receipts.

Subject to the provisions of Section 4.12 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will cause the securities or property received by it to be distributed promptly to the Holders of Receipts entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that, if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders of Receipts entitled thereto, or if for any other reason the Depositary, after consultation with the Bank, deems such distribution not to be feasible, the Depositary may adopt, with the Bank's approval (such approval not to be unreasonably withheld), such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of any securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) shall be distributed by the Depositary to the Holders of Receipts entitled thereto as in the case of a distribution received in cash.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may, with the Bank's approval, and shall if the Bank shall so request, distribute promptly to the Holders of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the number of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.12 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement.  In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute as promptly as practicable the net proceeds.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax, duty or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes, duties or other governmental charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes, duties or other governmental charges to the Holders of Receipts entitled thereto.

13.

RIGHTS.

In the event that the Bank shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall, after consultation with the Bank and subject to the terms of the rights and all applicable legislation and regulations, have discretion as to the procedure to be followed in making such rights available to Holders or in disposing of such rights on behalf of such Holders and making the net proceeds as promptly as practicable available in Dollars to such Holders or, if by the terms of such rights offering or, for any other reason, the Depositary may not either make such rights available to Holders or dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse; provided, however, that the Depositary will, if requested by the Bank, take action as follows:

(i)

if at the time of the offering of any rights the Depositary determines that it is lawful and feasible to make such rights available to Holders by means of warrants or otherwise, the Depositary shall distribute promptly, to the Holders entitled thereto, warrants or other instruments therefor in such form as it may determine, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them, respectively, or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such Holders; or

(ii)

if at the time of the offering of any rights the Depositary determines that it is not lawful and feasible to make such rights available to Holders by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the Depositary in its discretion, after consultation with the Bank, may sell such rights or such warrants or other instruments at public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the proceeds of such sales for the accounts of the Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, the date of delivery of any Receipt or Receipts or otherwise.

If registration under the Securities Act of 1933 of the securities to which any rights relate is required in order for the Bank to offer such rights to Holders and sell the securities represented by such rights, the Depositary will not offer any such rights to Holders unless and until such a registration statement is in effect, or unless the offering and sale of such securities to the Holders of such Receipts are exempt from or not subject to registration under the provisions of such Act.  Nothing in this Article 13 or in the Deposit Agreement shall create, or be construed to create, any obligation on the part of the Bank to file a registration statement with the Commission or endeavor to have such a registration statement declared effective so as to allow rights to be made available to Holders of the Receipts.

Whenever the Depositary shall receive notice from the Bank of the declaration of a dividend or other distribution on Deposited Securities payable in Shares or cash at the election of each holder of Shares or, if no such election is made, payable in Shares or in cash as provided in the instruments governing such dividend or other distribution, the Depositary shall, upon the written request of the Bank and subject to Section 5.07 of the Deposit Agreement, mail to the Holders a notice, the form of which shall be in the discretion of the Depositary, which shall contain (a) such information as is contained in the notice received by the Depositary from the Bank and (b) a statement that each of the Holders as of the close of business on a specified date will be entitled, subject to any applicable provisions of law, including any applicable provisions of Irish law, the Charter and Bye-Laws of the Bank or the instruments governing such dividend or distribution, to instruct the Depositary as to the manner in which such Holder elects to receive such dividend or distribution.  Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, in so far as practicable to make the election in accordance with the instructions set forth in such request, and to distribute cash or Shares, as the case may be, in accordance with the terms of Section 4.01 or Section 4.03 of the Deposit Agreement, respectively, to the Holders entitled thereto.  If the Depositary does not receive timely  instructions from any Holder as to such Holder's election, the Depositary shall make no election with respect to the Deposited Securities represented by such Holder's American Depositary Shares and shall distribute such Shares or cash so received, if any, in respect of such Deposited Securities in accordance with the preceding sentence.

14.

CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the reasonable judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall promptly file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into Dollars distributable to the Holders entitled thereto and transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied (or in the opinion of the Depositary is not obtainable) of if any such approval or license is not obtained within a reasonable period as determined by the Depositary (in each case after consultation with the Bank), the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled thereto.

15.

RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities or whenever for any reason the Depositary gives effect to a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall, after consultation with the Bank, fix a record date, which date shall, to the extent practicable, be the same record date fixed by the Bank (a) for the determination of the Holders of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.

16.

VOTING OF DEPOSITED SECURITIES.

(i)

As soon as practicable after receipt from the Bank of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, if requested in writing by the Bank, the Depositary shall mail to the Holders a notice containing (a) such information as is contained in such notice of meeting (or a summary thereof), (b) a statement that each Holder at the close of business on a specified record date will be entitled, subject to any applicable provisions of law, including any provisions of the laws of Ireland, the Charter and Bye-Laws of the Bank and the provisions of or governing Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the number of Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Holders' Receipts and (c) a statement as to the manner in which such instructions may be given, including, when applicable, an express indication that instructions may be given (or, if applicable, deemed given in accordance with clause (ii) of this paragraph if no instruction is received) to the Depositary to give a discretionary proxy to a person designated by the Bank.  Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under any applicable provisions of law, including any provisions of the laws of Ireland, the Charter and Bye-Laws of the Bank and the provisions of or governing Deposited Securities, to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Depositary as identified by the Bank to vote) the number of Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts in accordance with any instructions set forth in such request; provided that the Depositary, unless specifically instructed by a Holder or Holders of Receipts representing not less than 10% of the total voting rights of all Holders of Receipts, shall not join in demanding a poll. The Depositary shall not itself exercise any voting discretion over any Deposited Securities.

(ii)

Unless the Bank shall request in writing to the contrary, if no instructions are received by the Depositary from any Holder with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts on or before the date established by the Depositary for such purpose, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Depositary as identified by the Bank in the form of proxy with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to such person to vote such Deposited Securities, provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if prior to such vote, the Bank shall have consulted with the Depositary and shall have informed the Depositary that as to such matter (x) the Bank does not wish such proxy to be given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of Shares or Holders of Receipts.

A failure by a Holder to comply with the provisions outlined in Section 3.04 of the Deposit Agreement and Article 22 hereof may result in withdrawal of the voting rights of the Shares underlying the Default Shares held by that Holder and the rights described in this Article 16 to direct the voting of the Deposited Securities underlying such Receipts.

17.

CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Bank or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may, and shall if the Bank shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.

LIABILITY OF THE BANK AND DEPOSITARY.

Neither the Depositary nor the Bank shall incur any liability to any Holder of any Receipt, if by reason of any provision of any present or future law or regulation of the United States or Ireland or any other provision of applicable law, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the Charter or Bye-Laws of the Bank, or by reason of any act of God or war or other circumstances beyond the control of either of them, the Depositary or the Bank shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary or the Bank incur any liability to any Holder of a Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.  Where, by the terms of a distribution pursuant to Sections 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, such distribution or offering may not be made available to Holders of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Holders and make the net proceeds available to such Holders, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.  Neither the Bank nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith.  The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities.  The Depositary undertakes that it shall not (i) sell Deposited Securities held by it as Depositary, or (ii) deliver Deposited Securities except as expressly contemplated in the Deposit Agreement.  The Depositary undertakes that it shall not pledge the Deposited Securities of the Bank held by it as Depositary.  Neither the Depositary nor the Bank shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.  Neither the Depositary nor the Bank shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.  The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.  The Bank agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them (other than the negligence or bad faith of the Bank acting as Custodian under the Deposit Agreement) or except to the extent that such liability or expense arises out of information relating to the Depositary included in the registration statement on Form F-6 relating to the American Depositary Shares, or omissions of such information, or (ii) by the Bank or any of its directors, employees, agents and affiliates; provided, however, that such indemnity shall not extend to any taxes, duties and other governmental charges, fees and other expenses of the Depositary, its directors, employees, agents and affiliates and any Custodian that, pursuant to the Deposit Agreement or any supplemental fee or other agreement, are not payable by the Bank.  No disclaimer of liability under the Securities Act of 1933 is intended by any provisions of the Deposit Agreement.

19.

RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Bank, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed as Depositary by the Bank by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  Whenever the Depositary in its discretion determines that it is in the best interest of the Holders of Receipts to do so, it may, with the consent of the Bank, or shall at the Bank's written request, appoint a substitute or additional custodian or custodians.

20.

AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Bank and the Depositary in any respect which they may deem necessary or desirable.  Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Holders of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Holders of outstanding Receipts.  Every Holder of a Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21.

TERMINATION OF DEPOSIT AGREEMENT.

The Depositary at any time at the direction of the Bank, shall terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 90 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement upon 30 days notice to the Bank and the Holders of all Receipts then outstanding if at any time 90 days shall have expired after the Depositary shall have delivered to the Bank a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement.  On and after the date of termination, the Holder of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05 of the Deposit Agreement, and (c) payment of any applicable taxes, duties or other governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or other governmental charges).  At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Holders of Receipts which have not theretofore been surrendered, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash and except for its obligations to the Bank under Section 5.08 of the Deposit Agreement.  Upon the termination of the Deposit Agreement, the Bank shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

22.

DISCLOSURE OF INTERESTS.

The Bank from time to time may request Holders to provide information as to the capacity in which they own Receipts, the nature and extent of such ownership and certain other matters.  Notwithstanding any other provision of the Deposit Agreement, each Holder agrees to comply with requests made by the Depositary or the Bank, which are made pursuant to Section 3.04 of the Deposit Agreement to disclose, among other things, whether he is the beneficial owner of the American Depositary Shares of which he is the registered holder and, if he is not the beneficial owner of any or all of such American Depositary Shares, to disclose and specify every person in trust for whom or on whose behalf the Holder holds the same.  Where any Holder has been required to make such disclosure and has failed to do so within 30 days after being required to do so, the Holders agree that the Bank may prohibit such Holder from attending, or exercising voting power, either personally or by proxy, over the Ordinary Stock underlying the American Depositary Shares held by such Holder in respect of which such request for disclosure was made (the "Default Shares" which expression includes any further American Depositary Shares which are issued in respect of such Default Shares) at any General Court of the Bank or to exercise any other rights conferred by membership in relation to General Courts of the Bank unless and until he has made such disclosure and, if such Default Shares represent at least five percent (5%) of the Ordinary Stock then in issue, the Bank may retain any dividends (or part thereof) or any moneys otherwise payable on the Ordinary Stock underlying such Default Shares and the Depositary may, and at the request of the Bank shall, not register any transfer of such Default Shares.  The Depositary agrees to forward to the Holder any such requests received from the Bank and to use its reasonable best efforts to take any other reasonable and practicable actions specified by the Bank to obtain such information and to effect the limitations described in the previous sentence.

There are no restrictions under the Charter and Bye-Laws of the Bank or under Irish law, as currently in effect, which limit the right of non-Irish resident holders of Shares to hold, or freely to vote, Shares.

23.

COMPLIANCE WITH U.S. SECURITIES LAWS.

Notwithstanding any terms of this Receipt or the Deposit Agreement to the contrary, the Bank and the Depositary have each agreed that it will not exercise any rights it has under the Deposit Agreement or the Receipt to prevent the withdrawal or delivery of Deposited Securities in a manner which would violate U.S. securities laws, including, but not limited to Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

NOTE:

The signature to any endorsement hereon must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this Receipt.

All endorsements or assignments of Receipts must be guaranteed by a New York Stock Exchange member firm or member of the Clearing House of the American Stock Exchange Clearing Corporation or by a bank or trust company having an office or correspondent in the City of New York.